UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)   *

Swiftmerge Acquisition Corp.
(Name of Issuer)
Class A ordinary shares, Par Value $0.0001 per share
(Title of Class of Securities)
G63836129***
(Cusip Number)
December 31, 2021
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*** (See Item 2(e))

(Continued on following pages)
Page 1 of 33 Pages
Exhibit Index Found on Page 32

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 291,060
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 291,060
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 291,060
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 433,818
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 433,818
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 433,818
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 99,396
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 99,396
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,396
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 57,420
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 57,420
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,420
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 70,092
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 70,092
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70,092
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 863,280
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 863,280
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 863,280
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 137,016
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 137,016
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,016
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 27,918
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 27,918
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,918
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 9 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,842,984
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,842,984
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,842,984
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 10 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 225,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 225,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 225,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 11 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 70,092
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 70,092
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70,092
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 12 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 137,016
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 137,016
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,016
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 13 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 14 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 15 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 16 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 17 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 18 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 19 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 20 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 21 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 22 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 23 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 24 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 25 of 33 Pages

13G
CUSIP No. G63836129

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 1,980,000 Shares (as defined in Item 2) and hold Class B Ordinary Shares (as defined in the Preliminary Note) convertible into up to an aggregate of 225,000 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Ordinary Shares held by the reporting persons represent beneficial ownership of 9.7% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,205,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,205,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,205,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes beneficial ownership of 225,000 Shares issuable upon the conversion of Class B Ordinary Shares.  See Preliminary Note and Item 2.

Page 26 of 33 Pages

This Amendment No. 1 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on December 27, 2021 (together with all prior and current amendments thereto, this “Schedule 13G”).

Preliminary Note:
As of the date hereof, the Farallon Funds hold an aggregate of 1,980,000 Shares. Also as of the date hereof, an investment vehicle (the “SPV”) that is managed by the Management Company holds 225,000 Class B ordinary shares of the Company (“Class B Ordinary Shares”), each of which is convertible at the holder’s option into one Share.  Accordingly, as of the date hereof, the Management Company may be deemed a beneficial owner of 225,000 Shares.
Capitalized terms used in this Preliminary Note without definitions have the meanings ascribed to them below.
Item 1.	Issuer
(a)	Name of Issuer:

Swiftmerge Acquisition Corp. (the “Company”)
(b)	Address of Issuer’s Principal Executive Offices:

Executive Suite
200 – 100 Park Royal
West Vancouver, BC V7T1A2
Item 2.	Identity and Background
Title of Class of Securities and CUSIP Number (Items 2(d) and (e))
This statement relates to Class A ordinary shares, par value $0.0001 per share (the “Shares”), of the Company.  As of the date of this Schedule 13G, a CUSIP number for the Shares is not available. The CUSIP number for the Company’s Units is G63836129.
Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))
This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.
The Farallon Funds
(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;
(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;
(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;
Page 27 of 33 Pages

(iv)
(v)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;
(vi)	Four Crossings Institutional Partners V, L.P., a Delaware limited partnership (“FCIP V”), with respect to the Shares held by it;
(vii)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it;
(viii)	Farallon Capital F5 Master I, L.P., a Cayman Islands exempted limited partnership (“F5MI”), with respect to the Shares held by it; and
(ix)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it.
FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, F5MI and FCAMI are together referred to herein as the “Farallon Funds.”

The Management Company

(x)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), which is the manager of the SPV, with respect to the Shares acquirable by the SPV upon the conversion of the Class B Ordinary Shares it holds.

The Farallon General Partner

(xi)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is (i) the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and (ii) the sole member of the FCIP V General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds other than F5MI.

The FCIP V General Partner

(xii)	Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), which is the general partner of FCIP V, with respect to the Shares held by FCIP V.

The F5MI General Partner

(xiii)	Farallon F5 (GP), L.L.C., a Delaware limited liability company (the “F5MI General Partner”), which is the general partner of F5MI, with respect to the Shares held by F5MI.
Page 28 of 33 Pages

(xiv)

The Farallon Individual Reporting Persons

(xv)
The following persons, each of whom is a managing member or senior managing member, as the case may be, of the Management Company and the Farallon General Partner, and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, with respect to the Shares held by the Farallon Funds:  Philip D. Dreyfuss (“Dreyfuss”); Michael B. Fisch (“Fisch”); Richard B. Fried (“Fried”); Varun N. Gehani (“Gehani”); Nicolas Giauque (“Giauque”); David T. Kim (“Kim”); Michael G. Linn (“Linn”); Rajiv A. Patel (“Patel”); Thomas G. Roberts, Jr. (“Roberts”); William Seybold (“Seybold”); Andrew J. M. Spokes (“Spokes”); John R. Warren (“Warren”); and Mark C. Wehrly (“Wehrly”).

Dreyfuss, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Seybold, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”
The citizenship of each of the Farallon Funds, the Management Company, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is set forth above.  Each of the Farallon Individual Reporting Persons, other than Giauque and Spokes, is a citizen of the United States.  Giauque is a citizen of France.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.
Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):
Not applicable.
Item 4.	Ownership
The information required by Items 4(a) – (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.
The Shares reported hereby for the respective Farallon Funds are held directly by the respective Farallon Funds.  The Management Company, as the manager of the SPV, may be deemed to be a beneficial owner of the Shares acquirable by the SPV upon the conversion of the Class B Ordinary Shares it holds.  The Farallon General Partner, as the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and as the sole member of the FCIP V General Partner, may be deemed to be a beneficial owner of such Shares held by the Farallon Funds other than F5MI.  The FCIP V General Partner, as the general partner of FCIP V, may be deemed to be a beneficial owner of such Shares held by FCIP V. The F5MI General Partner, as the general partner of F5MI, may be deemed to be a beneficial owner of such Shares held by F5MI.  Each of the Farallon Individual Reporting Persons, as a managing member or senior managing member, as the case may be, of the Management Company and the Farallon General Partner, and as a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of such Shares held by the Farallon Funds and acquirable by the SPV.  Each of the Management Company, the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.
Page 29 of 33 Pages

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following:
Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.
Item 8.	Identification and Classification of Members of the Group
The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.
Item 9.	Notice of Dissolution of Group
Not applicable.
Item 10.	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.
Page 30 of 33 Pages

SIGNATURES
After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2022

/s/ Michael B. Fisch
FARALLON CAPITAL MANAGEMENT, L.L.C.,
By: Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P., and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By: Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON INSTITUTIONAL (GP) V, L.L.C.,
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By: Michael B. Fisch, Manager

/s/ Michael B. Fisch
FARALLON F5 (GP), L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By: Michael B. Fisch, Manager

/s/ Michael B. Fisch

Michael B. Fisch, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Dreyfuss, Fried, Kim, Linn, Patel, Roberts, Seybold, Spokes, Warren and Wehrly authorizing Fisch to sign and file this Schedule 13G on his behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2020 by such Reporting Persons with respect to the Common Stock of Broadmark Realty Capital Inc., are hereby incorporated by reference.  The Power of Attorney executed by Gehani authorizing Fisch to sign and file this Schedule 13G on his behalf, which was filed as an exhibit to the Schedule 13G filed with the Securities and Exchange Commission on January 27, 2022 by such Reporting Person with respect to the Class A Common Stock of Berenson Acquisition Corp. I, is hereby incorporated by reference.  The Power of Attorney executed by Giauque authorizing Fisch to sign and file this Schedule 13G on his behalf, which was filed as an exhibit to the Schedule 13G filed with the Securities and Exchange Commission on August 12, 2021 by such Reporting Person with respect to the Class A Ordinary Shares of Metals Acquisition Corp, is hereby incorporated by reference.
Page 31 of 33 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 32 of 33 Pages

EXHIBIT 1
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)
The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 14, 2022

/s/ Michael B. Fisch
FARALLON CAPITAL MANAGEMENT, L.L.C.,
By: Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P., and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By: Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON INSTITUTIONAL (GP) V, L.L.C.,
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By: Michael B. Fisch, Manager

/s/ Michael B. Fisch
FARALLON F5 (GP), L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By: Michael B. Fisch, Manager

/s/ Michael B. Fisch

Michael B. Fisch, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

Page 33 of 33 Pages